Exhibit  4.1

AMENDMENT AND WAIVER

This Amendment and Waiver (this “Agreement”) is entered into as of June 30, 2022, by and between Akerna Corp., a Delaware corporation (the “Company”), and the undersigned holder (the “Holder”), in accordance with that certain Securities Purchase Agreement between the Company and all of the investors listed on the Schedule of Buyers (the “Buyers”) dated October 5, 2021 (the “SPA”) with reference to the following facts:

A. On October 5, 2021, the Company and the Buyers entered into the SPA in relation to the issuance and sale by the Company and purchase by the Holders of that aggregate principal amount of senior secured convertible notes of the Company, in substantially the form attached to the SPA as Exhibit A (as amended or waived from time to time prior to the date hereof, the “Notes”), set forth opposite such Buyer's name on the Schedule of Buyers (which aggregate principal amount of Notes for all Buyers was $20,000,000). Capitalized terms not defined herein shall have the meaning as set forth in the Notes.

B. The issuance of the Notes occurred at a closing on October 5, 2021 (the “Closing Date”).

C. The Company desires to enter into a Dilutive Issuance pursuant to which the Company shall issue in a registered offering (the “New Offering”) of units (the “New Units”) and pre-funded units (the “New Pre-Funded Units”) for a purchase price of $0.23 per Unit or $0.2299 per Pre-Funded Unit (the “New Unit Price” and “New Pre-Funded Unit Price”, respectively) for aggregate gross proceeds of $10 million with an option granted to the underwriter of the New Offering (the “Underwriter”) for an additional 15% of the aggregate amount sold in the New Offering (the “Over-allotment Option”), each Unit consisting of one share of Common Stock along with a warrant in the form attached hereto as Exhibit A (the “New Warrants”) to purchase one share of Common Stock, each with an exercise price of $0.23 per Share (the “New Warrant Exercise Price”) and each Pre-Funded Unit consisting of one pre-funded warrant in the form attached hereto as Exhibit B (the “New Pre-Funded Warrants”) and one New Warrant with each Pre-Funded Warrant exercisable at $0.001 per Pre-Funded Warrant (the “New Pre-Funded Warrant Exercise Price”) to purchase one share of Common Stock. The Company will also grant to the Underwriter, Underwriter Warrants equal to 5% of the aggregate number of the shares of common stock (including shares underlying warrants and/or pre-funded warrants, but excluding shares issued upon the exercise of the underwriter’s over-allotment option) issued in this offering with the same terms as the New Warrants and in the form attached hereto as Exhibit C (the “New Underwriter Warrants”) exercisable at the New Warrant Exercise Price.

D. In connection with the New Offering, the Company desires (i) that the Holder waive, in part, (x) the adjustment to the Conversion Price pursuant to Section 7(a) of the Notes solely as a result of the issuance of the Units at the New Unit Price, New Pre-Funded Units at the Pre-Funded Unit Price and any issuances of shares of Common Stock upon exercise of either (i) the New Pre-Funded Warrants at the New Pre-Funded Warrant Exercise Price, (ii) the New Warrants at the New Exercise Price and/or (iii) the New Underwriter Warrants at the New Exercise Price, as applicable, such that upon consummation of the New Offering the Conversion Price shall be lowered to $0.3105 per share (equal to 135% of the New Unit Price) (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) (the “New Offering Antidilution Waiver”) (y) clause (i) of the definition of Installment Amount solely for each of the Installment Dates of July 1, 2022, August 1, 2022, September 1, 2022, October 3, 2022, November 1, 2022 and December 1, 2022, such that such clause shall not include any Principal of the Notes for such Installment Dates (the “New Installment Waiver”), and (z) any acceleration of previously deferred Installment Amounts under Section 8(d) of the Notes pursuant to Section 8(e)of the Notes until January 1, 2023 (the “New Acceleration Waiver”) and (ii) to amend the SPA as described in Section 1 below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Agreement will become effective upon execution and delivery of this Agreement and substantially similar agreements (other than the identity of the Holder and any provisions with respect to legal fees reimbursement) (such other agreements, the “Other Amendment Agreements” and together with this Agreement, the “Amendment Agreements”) duly executed and delivered by each of the Buyers and the Company (the “Effective Time”), and the Company and the Holder hereby agree as follows:

1. Effective as of Effective Time, the SPA shall be hereby amended as follows (the “Amendments”:

(a) Section 4 of the SPA is hereby amended to add the following as Section 4(ff) thereof:

(ff) Daily Available Cash Test. At any time any Notes remain outstanding, the Company’s Available Cash at all times, commencing on July 5, 2022, shall equal or exceed $7 million (the “Daily Available Cash Test”), which amount shall be reduced by $1 million on each Required Release Date (as defined in Section 4(gg) below), subject all cases to a minimum of $5 million of Available Cash.

(b) Section 4 of the SPA is hereby amended to add the following as Section 4(gg) thereof:

(gg) On or prior to July 8, 2022, the Company shall establish and maintain a bank account for each holder of Notes (collectively, the “Master Restricted Accounts”, and each such holder, a “Holder”) at a bank or a financial institution satisfactory to such Holder (each, as applicable, a “Controlled Account Bank”), which Master Restricted Account applicable to a Holder shall be subject to deposit account control agreement in form and substance reasonably acceptable to such Holder (the “Controlled Account Agreement”). Each Controlled Account Agreement shall provide, among other things, that (A) the applicable Controlled Account Bank will solely comply with any and all instructions originated by such Holder directing the disposition of the funds in the Master Restricted Accounts without further consent by the Company or any such Subsidiaries, (B) such Controlled Account Bank waives, subordinates or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Master Restricted Account other than for payment of its service fees and other charges directly related to the administration of such Master Restricted Account and for returned checks or other items of payment, and (C) such Controlled Account Bank shall not comply with any instructions, directions or orders of any form with respect to such Master Restricted Account other than instructions, directions or orders originated by the applicable Holder. On or prior to July 8, 2022, the Company shall deposit an aggregate of $7 million into the Master Restricted Accounts with $3,850,000 being deposited into the Master Restricted Account for High Trial Investments ON LLC and $3,150,000 being deposited into the Master Restricted Account for Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B.

(i) Upon the occurrence of any Control Account Release Event (as defined below), such applicable Holder shall, as soon as commercially practicable, but in no event later than two (2) Trading Days thereafter, instruct the Control Account Bank to release such cash amount required to be released pursuant to such Control Account Release Event from the Master Restricted Account attributable to such Holder and deposited into an bank account specified in writing by the Company on or prior to such date (each a “Control Account Release”); provided, that if the Company fails to select a bank account in a writing delivered to such Holder on or prior to such second Trading Day, such Holder shall effect such Control Account Release as soon as commercially practicable after receipt of such bank account election from the Company.

(ii) The Company hereby grants and pledges to each Holder a continuing security interest in any cash or other assets, from time to time, in the Master Restricted Account attributable to such Holder’s Note (the “Collateral”) to secure prompt repayment of any and all amounts outstanding hereunder from time to time and to secure prompt performance by the Company of each of its covenants and duties under the Transaction Documents (as defined in the Securities Purchase Agreement). Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any filings undertaken related to each Holder’s rights under the Delaware Uniform Commercial Code, each Holder’s Lien (as defined in the Notes) on the Collateral shall remain in effect for so long as any Notes remain outstanding. Notwithstanding the foregoing, upon any Control Account Release, but solely with respect to such cash amount from the Master Restricted Account attributable to such Holder that is subject to such Control Account Release (and not with respect to any other Holder) (each, a “Control Account Release Amount”), such Holder hereby automatically releases any lien hereunder on such Control Account Release Amount. The Company hereby (i) authorizes each Holder to file, one or more financing or continuation statements, and amendments thereto, relating to the Collateral and (ii) ratifies such authorization to the extent that a Holder has filed any such financing or continuation statements, or amendments thereto, prior to the date hereof.

(iii) Notwithstanding anything herein to the contrary, at the option of each Holder, such Holder may satisfy all, or any part, of any redemption or other cash payment obligation of the Company under the Note of such Holder (each, a “Cash Payment Obligation”) from the Collateral in the Master Restricted Account attributable to such Holder, including, without limitation, in connection with any Event of Default, Change of Control, Company Optional Redemption, Installment Redemption or payment due at the Maturity Date. In connection with any Cash Payment Obligation to a Holder, the Company hereby irrevocably consents to such Holder’s delivery of an instruction letter to the Controlled Account Bank to release Collateral from the Master Restricted Account attributable to such Holder in an amount not to exceed such Cash Payment Obligation to such Holder. Notwithstanding the foregoing, in the absence of any such election by such Holder, the Company shall remain obligated to pay such Cash Payment Obligation to such Holder without regard to any Collateral in the applicable Master Restricted Account. Upon the occurrence of any event which could reasonably be expected to result in a Cash Payment Obligation, a Holder may, at such Holder’s option, withdraw any Collateral in the Master Restricted Account attributable to such Holder; provided that (x) such withdrawn amount shall not exceed such amount which such Holder reasonably believes would be necessary to satisfy such Cash Payment Obligation, and (y) such withdrawal shall not constitute the delivery of a Redemption Notice or payment under the Note of such Holder unless such Holder specifies in writing to the Company that such Holder has applied such Collateral in satisfaction of such Cash Payment Obligation.

(iv) If the Controlled Account Bank breaches any covenant or other term or condition of any Controlled Account Agreement or otherwise fails to promptly comply with the instructions of a Holder in connection with the Collateral, such Holder may, at its option, withdraw the Collateral from the Controlled Account Bank and hold such Collateral until such time as (x) the Company and such Holder have agreed upon a replacement Controlled Account Bank and (y) a Controlled Account Agreement with respect to such Collateral and a new account shall have been duly executed by the Company, such Holder and the replacement Controlled Account Bank. Notwithstanding anything herein to the contrary, if the Company or any of its Subsidiaries receives any of the Collateral in breach of any Controlled Account Agreement (or receives notice from any Holder that an amount was wired to the Company from a Master Restricted Account attributable to such Holder without the proper authorization of such Holder), the Company shall promptly cause such amounts to be returned to such applicable Master Restricted Account.

(v) For the purpose of this Agreement, “Control Account Release Event” means, as applicable, (I) the occurrence of each of (x) $14 million of aggregate principal of the Notes (or less) remaining outstanding and (y) $11 million of aggregate principal of the Notes (or less) remains outstanding (each, a “Required Release Date”), so long as no Equity Conditions Failure then exists, the Company may require (x) High Trial Investments ON LLC (or its registered assigns) to release to the Company an aggregate of $550,000 of cash from its Master Restricted Account and (y) Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (or its registered assigns) to release to the Company an aggregate of $450,000 of cash from its Master Restricted Account, in each case, in connection with such applicable Required Release Date and (II) the Company’s receipt of a notice by a Holder electing to effect a release of all, or any part, of cash in the Master Restricted Account attributable to such Holder to the Company, but only such amount set forth in such notice.

(c) the definition of “Transaction Documents” shall be amended to include this Agreement.

2. Waiver. Effective as of the Effective Time, the Company and the Holder hereby agree to New Offering Antidilution Waiver, the New Installment Waiver and the New Acceleration Waiver.

3. Acknowledgments. The Company hereby confirms and agrees that (i) except with respect to the Amendments, the Waiver and the Deferral that is effective as of the Effective Time, the Notes and the other Transaction Documents shall continue to be, in full force and effect; (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment, modification or waiver of any right, power or remedy of the Holder or any other Buyers except to the extent expressly set forth herein.

4. No Material Information. The material terms of this Agreement having been disclosed in the Company’s registration statement on Form S-1/A as filed on June 29, 2022, the Holder is not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents. In addition, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents on the one hand, and the Holder or any of its affiliates on the other hand, has terminated as of the date hereof and is of no further force or effect. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide any Holder with any material, non-public information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to any

Holder without the Holder’s consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

5. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an email which contains a portable document format (.pdf) file of an executed signature page, such signature  page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

7. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

8. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

9. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

10. Fees and Expenses. Except for a non-accountable amount of $25,000, which shall be paid by the Company to Kelley Drye & Warren LLP on behalf of the lead investor, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

11. Amendments. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Holder.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. Notice. Whenever notice is required to be given under this Agreement, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the SPA.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

15. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:
AKERNA CORP.
By: /s/ Jessica Billingsley
Name: Jessica Billingsley
Title: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

HOLDER:
HIGH TRAIL INVESTMENTS SA LLC
By: /s/ Eric Helenek
Name: Eric Helenek
Title: Authorized Signatory

IN WITNESS WHEREOF, the undersigned and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

HOLDER:
ALTO OPPORTUNITY MASTER FUND, SPC – SEGREGATED MASTER PORTFOLIO B
By: /s/ Waqas Khatri
Name: Waqas Khatri
Title: Director